UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 7, 2004

i2 Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-28030	75-2294945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One i2 Place

11701 Luna Road

Dallas, TX 75234

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Former name or former address, if changed since last report: Not Applicable

Item 5. Other Events

On May 7, 2004, i2 Technologies, Inc. (the “Company”) reached a definitive agreement to settle the consolidated shareholder class action and derivative litigation pending in the U.S. District Court for the Northern District of Texas (Dallas Division).

Under the agreement, the total settlement amount is $84.85 million, which includes $43 million that will be covered by the Company’s insurance policies and $41.85 million that will be paid by the Company.

The Company established an accrual of $42 million relating to the possible settlement of the lawsuits in the fourth quarter of 2003.

The settlement, which does not reflect any admission of wrongdoing by the Company or its directors and officers, is subject to certain conditions, including approval by the U.S. District Court for the Northern District of Texas (Dallas Division) following notice to class members of an opportunity to object or exclude themselves from the settlement, and certain termination rights.

A copy of the press release issued by the Company on May 10, 2004 announcing that the Company had reached a definitive settlement agreement is attached to this report as Exhibit 99.1. A copy of the settlement agreement is attached to this report as Exhibit 10.1

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

10.1	Stipulation and Agreement of Settlement with Certain Defendants, dated May 7, 2004, in connection with Scheiner v .i2 Technologies, Inc., et al., Civ. Action No. 3:01-CV-418-H in the United States District Court for the Northern District of Texas (Dallas Division).

99.1	Press Release dated May 10, 2004.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

i2 TECHNOLOGIES, INC.

Dated: May 20, 2004	By:	/s/ Katy Murray
Katy Murray
Executive Vice President
and Chief Financial Officer

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INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Stipulation and Agreement of Settlement with Certain Defendants, dated May 7, 2004, in connection with Scheiner v. i2 Technologies, Inc., et al., Civ. Action No. 3:01-CV-418-H in the United States District Court for the Northern District of Texas (Dallas Division).

99.1	Press Release dated May 10, 2004.

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